Exhibit 11

	Year ended December 31,
	2004	2003	2002
Basic:
Weighted average shares outstanding	13,679,604	12,414,816	12,630,964

Net loss:
Loss before cumulative effect of change in accounting principle	$(6,410)	$(3,533)	$(57)
Cumulative effect of change in accounting principle	—	—	(5,733)

Net loss	$(6,410)	$(3,533)	$(5,790)

Basic loss per share:
Loss before cumulative effect of change in accounting principle	$(0.47)	$(0.28)	$—
Cumulative effect of change in accounting principle	—	—	(0.46)

Total	$(0.47)	$(0.28)	$(0.46)

Diluted:
Weighted average shares outstanding	13,679,604	12,414,816	12,630,964

Net effect of dilutive stock options and warrants based on the treasury stock method using the year-end market price, if higher than average market price	—	—	—

Total	13,679,604	12,414,816	12,630,964

Net loss:
Loss before cumulative effect of change in accounting principle	$(6,410)	$(3,533)	$(57)
Cumulative effect of change in accounting principle	—	—	(5,733)

Net loss	$(6,410)	$(3,533)	$(5,790)

Diluted loss per share:
Loss before cumulative effect of change in accounting principle	$(0.47)	$(0.28)	$—
Cumulative effect of change in accounting principle	—	—	(0.46)

Total	$(0.47)	$(0.28)	$(0.46)